                                                   EXHIBIT 3

               REVOLVING CREDIT AND TERM LOAN AGREEMENT
                    Dated as of November 29, 1999

     3J2R Limited Partnership, a Minnesota limited partnership, 4J2R1C Limited Partnership, a Minnesota limited partnership and Jeffrey J. Michael, as Trustee of the Michael Acquisition Corporation Trust, Established Under Agreement Dated July 29, 1999 (individually a "Borrower" and collectively the "Borrowers"), each with an address at 6479 City West Parkway, Eden Prairie, Minnesota 55344 and National City Bank of Minneapolis, a national banking association (the "Bank"), located at 651 Nicollet Mall, Minneapolis, Minnesota 55402-1611, agree as follows:

                              ARTICLE I.

                              DEFINITIONS

     SECTION 1.1. DEFINITIONS. As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to singular and plural forms of the terms defined):

          (a) "Acquisition Corporation" means either or both of ENStar, Inc. and ENStar Acquisition, Inc. Upon a merger of such entities with each other or with a third party, the surviving entity or entities shall be the Acquisition Corporation.

          (b)  "Affiliate" means any of the following Persons:

                    (i)   any director, officer or employee of any Borrower;

                    (ii) any person who, individually or with his immediate family, beneficially owns or holds 5% or more of the equity or beneficial interests of any Borrower; or

                    (iii) any company in which any Person described above owns a 5% or greater equity interest.

          (c) "Business Day" means any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of Minnesota or the United States of America.

          (d) "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause

     (i) or (ii) above, and (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

          (e)  "Event of Default" means one of the events specified in
     Section 6.1.

          (f)  "Investment Collateral" has the meaning given to that term in
     Section 3.1(b).

          (g) "LIBOR" means, on any day, one-month, three-month or six-month (as selected under Section 2.5) LIBOR as reported on the immediately preceding Business Day in the Wall Street Journal, or, if the Wall Street Journal does not report LIBOR of the selected duration on such Business Day, as reported in such other comparable source for interest rates as the Bank may select in its discretion.

          (h) "Loan Documents" means this Agreement, the Notes, the Security Agreements, the Pass-Through Loan Documents and all other documents to be executed in connection with this Agreement.

          (i) "Loan Party" means any Person obligated under any Loan Document, Acquisition Corporation and any Person whose property is pledged in any Loan Document.

          (j) "Notes" means both the Revolving Note described in Section 2.2 and the Term Note described in Section 2.3.

          (k) "Pass-Through Loan Documents" means the documents executed by Acquisition Corporation and described in Section 3.1(g).

          (l) "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or governmental agency or political subdivision thereof.

     Section 1.2. ACCOUNTING AND OTHER TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles consistently applied as such principles may change from time to time. Other terms defined herein shall have the meanings ascribed to them herein.

                                 ARTICLE II.

                                  THE LOANS

     Section 2.1. COMMITMENT FOR REVOLVING LOAN. The Bank agrees, in accordance with the terms of this Agreement, to make advances (the "Advances") to the Borrowers, jointly and severally, from time to time from the date hereof to and including October 31, 2002 (the "Termination Date") or the earlier termination of the Commitment under the terms of this Agreement, in an aggregate amount not to exceed $8,000,000.00 (the "Commitment").
Within the limits of the Commitment the Borrowers may borrow, prepay pursuant to Section 2.6 and reborrow under this Section 2.1.

     Section 2.2. THE REVOLVING NOTE. The Advances made by the Bank shall be evidenced by a promissory note (the "Revolving Note") that is in substantially the form of Exhibit A attached hereto and is delivered to the Bank pursuant to Article III.

     Section 2.3. TERM LOAN. The Bank hereby lends to the Borrowers, and the Borrowers hereby, jointly and severally, borrow from the Bank, the amount of $6,000,000.00 (the "Term Loan"). The Term Loan shall be evidenced by a promissory note (the "Term Note") that is in substantially the form of Exhibit B attached hereto and is delivered to the Bank pursuant to Article III.

     Section 2.4. MAKING OF ADVANCES AND THE TERM LOAN. The Borrowers may request Advances under this Agreement by giving notice to the Bank, specifying the date of the requested Advance and the amount thereof. Any request for an Advance shall be deemed to be a representation that the Borrower's representations and warranties contained in Section 4.1 are true and correct as of the date of the Advance as though made on and as of such date and that no event has occurred and is continuing, or will result from such Advance, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both. The Bank may disburse each requested Advance and the Term Loan by crediting immediately available funds in the amount of the Advance to the demand deposit account of 4J2R1C Limited Partnership maintained with the Bank or to such other account maintained with the Bank as the Borrowers shall collectively advise the Bank in writing. Each Borrower acknowledges that notwithstanding the fact that Advances and the Term Loan may be disbursed to the deposit account of a single Borrower, each Borrower is jointly and severally liable on all Notes as a direct and primary obligor. Neither Borrower is acting in an accommodation capacity with respect to any Note.
The Borrowers shall be solely responsible to allocate Note proceeds among themselves as the Borrowers deem appropriate.

     Section 2.5. INTEREST AND PAYMENTS. The Borrowers, jointly and severally, shall repay, and shall pay interest on, the aggregate unpaid principal amount of all Advances and the Term Loan in accordance with the Notes. The Borrowers shall at any time that any amount is outstanding under a Note select a LIBOR interest period to apply to all amounts outstanding on that Note. The Borrowers may select an interest period of one month, three months or six months and may select a different interest period to apply to each Note. Once the Borrowers notify the Bank in writing of an interest period selection for a Note, such selection shall be irrevocable. If the Borrowers shall fail to notify the Bank in writing of an interest period for any Note prior to the end of a previous interest period, the Borrowers shall be presumed to have selected an interest period of one month for that Note for the next interest period. After and during the continuance of an Event of Default the Borrowers shall pay interest at an annual rate equal to 2.0% in excess of the rate of interest otherwise provided under the Notes. In addition, the Borrowers, jointly and severally, shall pay a late payment fee equal to 3.0% of the amount of any payment that is paid more than 15 days after its due date. All payments of principal, interest and fees under this Agreement shall be made when due to the Bank in immediately available funds. All computations of interest and the Commitment Fee shall be made by the Bank on the basis of the actual number of days elapsed in a year of 360 days.

Whenever any such payment shall be due on a non-Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, but shall not be deemed to result in such payment being made after the due date thereof. The Bank is expressly authorized to charge any principal, interest or fee payment, when due, to the demand deposit account of any Borrower maintained at the Bank, or, if those accounts shall not contain sufficient funds, to any other account maintained by any Borrower at the Bank.

     Section 2.6. VOLUNTARY PREPAYMENT. The Borrower may prepay the Notes in whole or in part; PROVIDED, HOWEVER, that any prepayment of the Term Note shall be applied to principal installments of the Term Note in the inverse order of their maturities and shall, in the circumstances stated in the next sentence, be accompanied by a prepayment premium. A prepayment premium on the Term Note shall apply to any prepayment made prior to November 1, 2002 if, and only to the extent that, the amount of that prepayment, when added to all previous principal payments on the Term Note, exceeds 120% of the principal payments required to have been made on the Term Note by the date of that prepayment. The prepayment premium, if applicable, shall be equal to a percentage of the excess prepayment selected as follows:

                                       Percentage Premium
                                       Applied to Excess
          Date of Prepayment           Prepayment Amount
          ------------------           ------------------
          Prior to 11/1/00                    3.0%
          11/1/00 - 10/31/01                  2.0%
          11/1/01 - 10/31/02                  1.0%
          After 10/31/02                      0.0%

     No prepayment penalty shall apply to a prepayment of the Term Note required under Section 3.1(h) or Section 5.1(k).

     Section 2.7. USE OF PROCEEDS. The proceeds of the Advances and the Term Loan from the Bank shall be used primarily to fund loans to Acquisition Corporation under the Pass-Through Loan Documents. Any proceeds of the Advances or the Term Loan not used for such purpose shall be used by the Borrowers or Acquisition Corporation for general business purposes.

     Section 2.8. COMMITMENT FEE. The Borrowers, jointly and severally, agree to pay to the Bank a commitment fee (the "Commitment Fee") on the average daily difference between the amount of the Commitment and the amount of Advances outstanding from the date of the initial Advance until the Termination Date at the rate of 0.125% per annum, payable on the last day of each calendar quarter during the term of the Commitment, commencing December 31, 1999 and on the Termination Date.

     Section 2.9. REDUCTION OF THE COMMITMENT. The Borrowers shall have the right, upon at least three Business Days' notice to the Bank and not more frequently than once in any calendar quarter, to terminate in whole or reduce in part the unused portion of the Commitment, provided that each partial reduction shall be in an amount of not less than $1,000,000.00.

                              ARTICLE III

                          CONDITIONS OF LENDING

     Section 3.1. CONDITIONS PRECEDENT TO INITIAL ADVANCE AND TERM LOAN. The Bank shall have no obligation to make the initial Advance or the Term Loan hereunder unless the Bank shall have received on or before the date of such Advance or Term Loan the following documents:

          (a) The Notes, properly executed and delivered on behalf of the Borrowers.

          (b) A security agreement (the "Security Agreement"), in a form acceptable to the Bank properly executed and delivered on behalf of the Borrowers, granting to the Bank a security interest in (i) the Pass-Through Loan Documents, (ii) investment-grade marketable securities, including, without limitation, shares of common stock of Michael Foods, Inc. (the "Investment Collateral"), acceptable to the Bank and owned by one or more of the Borrowers, with a fair market value on the date of such Advance or Term Loan of not less than 28,000,000.00, and (iii) other property described therein, as security for the performance of the Borrowers' obligations under this Agreement and the Notes, together with any control agreements, stock certificates, stock powers, UCC-1 Financing Statements or other documents deemed necessary or desirable by the Bank to perfect the security interest granted by the Security Agreement.

          (c) Federal Reserve Form U-1 with respect to the Investment Collateral, together with such Rule 144 questionnaires or other documents as the Bank may reasonably request under Federal or state securities laws with respect to the Investment Collateral.

          (d) Such authorizing resolutions and certificates of each Borrower as the Bank shall request, approving the execution and delivery of the Loan Documents to which that Borrower is a party, approving all matters contemplated by this Agreement and certifying the names of the persons authorized to sign the Loan Documents to which that Borrower is a party.

          (e) Favorable opinion of counsel to the Borrowers in a form and as to such matters as the Bank may request.

          (f)  A $35,000.00 facility fee with respect to the Term Loan.

          (g) Copies, or originals if requested by the Bank, of all documents (the "Pass-Through Loan Documents") executed by Acquisition Corporation and evidencing one or more loans by the Borrowers to Acquisition Corporation to be funded using proceeds of Advances and the Term Loan. The Pass-Through Loan Documents shall include, without limitation, (i) one or more promissory notes executed by Acquisition Corporation, in favor of one or more of the Borrowers and (ii) all documents securing such promissory notes including one or more security agreements granting to the Borrowers a security interest in substantially all of the assets of Acquisition Corporation. All

     Assigned Documents shall be in a form and content acceptable to the Bank.

          (h) Evidence acceptable to the Bank that the stock purchase transactions by Acquisition Corporation to be funded with the loans evidenced by the Pass-Through Loan Documents have been completed or will be completed contemporaneously with the Advances and Term Loan. In the event that the loans evidenced by the Pass-Through Loan Documents are not completed within 15 Business Days after the Advances and Term Loan, the Borrowers shall return all loan proceeds to the Bank to be applied to Notes.

     Section 3.2. CONDITIONS PRECEDENT TO EACH ADVANCE AND THE TERM LOAN. The obligation of the Bank to make each Advance (including the initial Advance) and the Term Loan shall be subject to the further conditions precedent, that on the date of such Advance or Term Loan:

          (a) The representations and warranties contained in Section 4.1 of this Agreement are correct on and as of the date of such Advance or Term Loan as though made on such date; and

          (b) No event has occurred and is continuing, or will result from such Advance or Term Loan, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                    ARTICLE V

                          REPRESENTATIONS AND WARRANTIES

     Section 4.1. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS. To induce the Bank to make Advances and the Term Loan, the Borrowers represent and warrant as follows:

          (a) EXISTENCE OF BORROWERS. Each Borrower is a limited partnership or trust duly created and validly existing under the laws of Minnesota. No Borrower has, in the past five years, operated under any name, including any trade name or assumed name, other than the names indicated at the beginning of this Agreement.

          (b) AUTHORITY TO EXECUTE. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party are within its powers, have been duly authorized by all necessary action, do not and will not conflict with any provision of law or of the organizational documents of that Borrower or of any agreement or contractual restriction binding upon or affecting that Borrower or any of its property, and need no further consent by any Person.

          (c) BINDING OBLIGATION. This Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Loan Parties enforceable against such Persons in accordance with their respective terms.

          (d) GOVERNMENTAL APPROVAL. No consent of, or filing with, any governmental authority is required on the part of any Loan Party in connection with the execution, delivery or performance of any Loan Documents.

          (e) FINANCIAL STATEMENTS. The financial statements of Acquisition Corporation as of December 31, 1998 and the 1998 Federal income tax returns of 3J2R Limited Partnership and 4J2R1C Limited Partnership, copies of which have been furnished to the Bank, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of Acquisition Corporation, 3J2R Limited Partnership and 4J2R1C Limited Partnership as of such dates, and the results of their operations for the financial periods then ended, and since such dates, there has been no materially adverse change in such financial condition.

          (f) LITIGATION. No litigation or governmental proceeding is pending or threatened against Acquisition Corporation or any Borrower that may have a materially adverse effect on the financial condition or operations of Acquisition Corporation or any Borrower.

          (g) TITLE TO ASSETS. Acquisition Corporation and the Borrowers have good and marketable title to all assets used in connection with its trades or businesses, including the Investment Collateral, and none of such assets is subject to any mortgage, pledge, lien, security interest or encumbrance of any kind, except for current taxes not delinquent and liens permitted under Section 5.2(a).

          (h) TAXES. Acquisition Corporation and each Borrower has filed all federal and state income and excess profits tax returns that are required to be filed, and has paid all taxes shown on such returns to be due and all other tax assessments received by it to the extent that such assessments have become due except as such Person shall have contested in good faith and by appropriate proceedings providing such reserves as are required by generally accepted accounting principles.

          (i) ERISA. No plan (as that term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA")) of Acquisition Corporation or any Borrower (a "Plan") that is subject to Part 3 of Subtitle B of Title 1 of ERISA had an accumulated funding deficiency (as such term is defined in ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such date if such year were the first year of such Plan, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by any Borrower to be, incurred with respect to any such Plan. No Reportable Event (as defined in ERISA) has occurred and is continuing in respect to any such Plan.

          (j) DEFAULTS. None of Acquisition Corporation and the Borrowers is in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing that, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.

          (k) YEAR 2000 PLANNING. Acquisition Corporation and each Borrower has undertaken a formal review of its recordkeeping systems and its operations to determine its vulnerability to recordkeeping and operational difficulties attributable to the need to change computer coding after 1999. Except as has been disclosed to the Bank in writing contemporaneously with the execution of this Agreement, none of Acquisition Corporation and the Borrowers anticipates that it will face any substantial recordkeeping or operational difficulties attributable to the need to change such computer coding.

                                    ARTICLE V.

                             COVENANTS OF THE BORROWERS

     Section 5.1 AFFIRMATIVE COVENANTS. So long as any Note shall remain unpaid or the Bank shall have a Commitment hereunder, the Borrowers will, unless the Bank shall give its prior written consent:

          (a) FINANCIAL REPORTING. Furnish to the Bank: (i) as soon as available, and in any event within 30 days after the end of each month,
 a
     collateral report regarding the Investment Collateral containing such information regarding the Investment Collateral as shall be requested by the Bank and showing compliance with Section 5.1(k); (ii) as soon as available, and in any event within 90 days after the end of each fiscal year of Acquisition Corporation, a copy of the financial statements for such year for Acquisition Corporation, containing consolidated and consolidating financial schedules for such year prepared using procedures acceptable to the Bank by independent public accountants acceptable to the Bank; (iii) promptly upon the sending or filing thereof copies of all public reports, if any, issued by Acquisition Corporation to any of its security holders, to the Securities and Exchange Commission or to any national securities exchange; (iv) promptly upon the filing or receiving thereof, copies of all reports that Acquisition Corporation or any Borrower files under ERISA or receives from the Pension Benefit Guaranty Corporation if such report shows any material violation or potential violation by Acquisition Corporation or any Borrower of its obligations under ERISA; (v) such other information concerning the conditions or operations, financial or otherwise, of Acquisition Corporation or any Borrower as the Bank from time to time may reasonably request.

          (b) VISITATION RIGHTS. Upon reasonable prior notice, at any reasonable time and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Acquisition Corporation or any Borrower, and to discuss its operations and finances with any of its personnel. The Borrowers, jointly and severally, will reimburse the Bank for its reasonable costs and expenses of conducting such periodic examinations, provided, that if an Event of Default has not occurred and is continuing, the Borrowers shall not be required to reimburse the Bank for the cost of more than one such examination in any calendar year.

          (c) NOTIFICATION OF DEFAULT, ETC. Notify the Bank as promptly as practicable (but in any event not later than 5 Business Days) after any Borrower obtains knowledge of: (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or
     (ii) the commencement of any litigation or governmental proceedings of any type that could materially adversely affect the financial condition or business operations of Acquisition Corporation or any Borrower.

          (d) KEEPING OF FINANCIAL RECORDS AND BOOKS OF ACOCUNT. Cause Acquisition Corporation to maintain proper financial records in accordance with generally accepted accounting principles consistently applied that fully and correctly reflect all financial transactions and all assets and liabilities of Acquisition Corporation. In addition, the Borrowers shall maintain proper financial records of their own financial transactions, assets and liabilities in such format as previously provided by them to the Bank. The Borrowers will take all steps necessary to avoid recordkeeping and operational difficulties attributable to the need to change computer coding after 1999 if such difficulties would have a material adverse effect on the business or financial condition of such Borrower, and cause Acquisition Corporation to do so.

          (e) MAINTENANCE OF INSURANCE. Maintain, and cause Acquisition Corporation to maintain, such insurance with reputable insurance carriers as is normally carried by companies engaged in similar businesses and owning similar property.

          (f) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and cause Acquisition Corporation to do so.

          (g) PAYMENT OF TAXES. Pay, and cause Acquisition Corporation to pay, all taxes, assessments and governmental charges of any kind payable by it as such taxes, assessments and charges become due and before any penalty shall be imposed, except as Acquisition Corporation or any Borrower shall contest in good faith and by appropriate proceedings providing such reserves as are required by generally accepted accounting principles.

          (h) COMPLIANCE WITH ERISA. Cause each Plan to comply and be administered in accordance with those provisions of ERISA that are applicable to such Plan.

          (i) MAINTENANCE OF ACCOUNTS. Maintain, and cause Acquisition Corporation to maintain, its corporate bank accounts at the Bank except for such incidental accounts that reasonable business judgment requires to be maintained elsewhere, and either (i) keep collected demand deposit balances in such accounts in the amount necessary to compensate the Bank for applicable activity charges in such accounts, as calculated by the Bank and applied to such balances in a manner consistent with all similar accounts or (ii) pay such activity charges on a monthly basis.

          (j) PRESERVATION OF EXISTENCE, ETC. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and cause Acquisition Corporation to do so.

          (k) COLLATERAL COVERAGE. Maintain at all times a ratio of (i) the fair market value of the Investment Collateral in which the Bank has a perfected, first-priority security interest to (ii) the aggregate principal balances of the Notes, of not less than 200% at any time that the loans under the Notes constitute "purpose credit" under Regulation U of the Board of Governors of the Federal Reserve System and 125% at all other times. The Borrowers may, from time to time, substitute Investment Collateral under the Security Agreement provided that the collateral coverage percentages described above are maintained, the substituted Investment Collateral consists of investment grade securities acceptable to the Bank and the substituted collateral is delivered to the Bank or is held by an intermediary acceptable to the Bank subject to an effective control agreement acceptable to the Bank. In the event that the collateral coverage percentage falls below the required level described above, the Borrowers will, within 15 calendar days after such event, provide additional Investment Collateral acceptable to the Bank or repay one or both Notes in an amount sufficient to return the collateral coverage percentage to the required level described above. In the event that the collateral coverage percentage falls below 110%, the Bank may, if the Borrowers fail to return the collateral coverage percentage to the required level described above within three Business Days after notice from the Bank to the Borrowers, sell a sufficient amount of the Investment Collateral to return the collateral coverage percentage to the required level described above.

          (l) NEGATIVE PLEDGE. Maintain at all times unencumbered ownership of not less than 800,000 shares of the common stock of Michael Foods, Inc. in addition to the Investment Collateral. In the event of a stock split, stock dividend, reverse stock split, stock issuance, stock repurchase, merger or other transaction that results in a change to the number of shares of stock of Michael Foods, Inc. outstanding, the number of shares required to be maintained by the Borrowers under this Section shall be adjusted up or down so that number of shares required to be maintained after the transaction is substantially equivalent on a percentage basis to the number of shares required to be maintained before the transaction. The Borrowers may substitute a different investment-grade marketable security acceptable to the Bank for some or all of the Michael Foods, Inc. common stock required to be maintained under this Section. Upon such a substitution, the number of shares of each block of stock required to be maintained under this Section shall be adjusted accordingly. Notwithstanding the foregoing, the Bank and the Borrowers agree that in the event the Commitment is reduced pursuant to Section 2.9, the value of the shares of Michael Foods, Inc. common stock required to be maintained under this Section shall be reduced by the same proportionate reduction as the reduction of the Commitment.

          Section 5.2. NEGATIVE COVENANTS. So long as any Note shall remain unpaid or the Bank shall have a Commitment hereunder, no Borrower will, unless the Bank shall give its prior written consent:

          (a) LIENS. Create or suffer to exist any mortgage, pledge, lien, security interest or other encumbrance with respect to any assets now owned or hereafter acquired by any Borrower except (i) those encumbrances made in favor of the Bank, (ii) deposits or pledges to secure the payment of workers' compensation, re-employment insurance, pensions or other social security obligations incurred in the ordinary course of the business of a Borrower, (iii) liens for taxes, fees, assessments and other governmental charges not delinquent, (iv) liens of carriers, warehouses, mechanics, material suppliers and other like liens arising in the ordinary course of business, for sums not due, (v) liens incurred to secure payment of, or deposits or pledges made or given in connection with, indemnity, performance or other similar bonds incurred in the ordinary course of business, (vi) liens arising solely by virtue of a statutory or common law provision relating to bankers liens, rights of set-off or similar rights and remedies relating to deposit accounts or other funds maintained with a depository institution, (vii) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, (viii) the interest of any lessor under any capitalized lease entered into, or purchase money liens on equipment acquired, after the date of this Agreement and without violation of this Agreement and (ix) those liens described on Exhibit C attached hereto.

          (b) DEBT. Create or suffer to exist any Debt except (i) the Debt under this Agreement or the Notes, (ii) Debt secured by liens permitted under Section 5.2(a) and (iii) Debt representing the deferred purchase price of goods acquired in the ordinary course of business without violation of this Agreement.

          (c) GUARANTIES, ETC. Except as pursuant to the terms of any of the agreements described in Exhibit C hereto, Assume, guarantee, endorse or otherwise become liable upon the obligation of any Person except by endorsement of negotiable instruments for collection in the ordinary course of business.

          (d) MERGER, ETC. Merge or consolidate with any other Person; sell, transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any other Person if such transaction could reasonably be expected to impair materially the amount or investment quality of the Investment Collateral or the Bank's rights thereto. The Bank acknowledges and agrees that one or more of the Borrowers may subsequently engage in transactions designed to divest themselves of all or a portion of their interests in Acquisition Corporation. The Bank consents to such transactions provided that such transactions do not materially impair the amount or investment quality of the Investment Collateral or any other collateral under the Security Agreement or the Bank's rights thereto.

          (e) TRANSACTIONS WITH AFFILIATES. Except as pursuant to the terms of any of the agreements described in Exhibit C attached hereto or as contemplated by the last sentence of Section 5.2(d), engage in any transaction (including, without limitation, loans or financial accommodations of any kind) with any Affiliate provided that such transactions are permitted if they are on terms no less favorable to the Borrowers than would be obtainable if no such relationship existed and provided that the transaction with Acquisition Corporation described in the Pass-Through Loan Documents is permitted.

          (f) INVESTMENTS IN OTHER PERSONS. Make any loan or advance to any Person; or purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any other Person other than investments in Acquisition Corporation, if such transaction could reasonably be expected to impair materially the amount or investment quality of the Investment Collateral or any other collateral under the Security Agreement or the Bank's rights thereto.

          (g) CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of Acquisition Corporation, taken as a whole, as carried on at the date hereof.

                                   ARTICLE VI.

                                    DEFAULT

     Section 6.1. EVENTS OF DEFAULT. "Events of Default" in this Agreement means any of the following events:

          (a) Failure of the Borrowers to pay the principal of any Note when due, provided that it shall not be an Event of Default if, not more than four times in any calendar year, such a payment is made not more than three Business Days after its due date;

          (b) Failure of the Borrowers to pay any interest or fees required to be paid hereunder or under any Note when due, provided that it shall not be an Event of Default if, not more than four times in any calendar year, such a payment is made not more than three Business Days after its due date;

          (c) Any representation or warranty made by, or on behalf of, any Loan Party in, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect when made or any Borrower shall dispose of any collateral described in the Security Agreement in violation of the Security Agreement;

          (d) Default in performance of any other covenant or agreement of any Loan Party in, or pursuant to, any Loan Document and continuance of such default or breach for a period of 30 days after written notice thereof to such Person by the Bank;

          (e) Any Loan Party shall generally not pay its or his debts as such debts become due, or shall admit in writing its or his inability to pay its or his debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it or him a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of it or him or its or his debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, or other similar official for it or him or for any substantial part of its or his property; or any Loan Party shall take any action to authorize any of the actions set forth above in this subsection; and in the case of a proceeding of the type described in this paragraph commenced against any Loan Party, that proceeding shall not be dismissed within 60 days or that Loan Party shall consent to that proceeding;

          (f) Acquisition Corporation or any Borrower shall fail to pay any of its Debts in excess of $50,000.00 (but excluding Debt evidenced by any Note) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, however, that neither Acquisition Corporation nor any Borrower shall be deemed to be in default under this Section 6.1(f) with respect to a default under, or an acceleration of, any Debt or purported Debt that Acquisition Corporation or such Borrower has in good faith contested by appropriate proceedings and the resolution of which it is diligently pursuing;

          (g) The entry against any Loan Party of a final judgment, decree or order for the payment of money in excess of $100,000.00 and the continuance of such judgment, decree or order unsatisfied for a period of 90 days without a stay of execution;

          (h) Any Reportable Event (as defined in ERISA) shall have occurred and continue for 30 days; or any Plan shall have been terminated by Acquisition Corporation or any Borrower not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan;

          (i) The Bank shall at any time have reasonable grounds to believe that the prospect of due and punctual payment of any of the obligations of the Borrowers now or hereafter existing under, or pursuant to, this Agreement is materially impaired.

     Section 6.2 RIGHTS AND REMEDIES. If any Event of Default shall occur and be continuing, the Bank may exercise any or all of the following rights and remedies:

          (a) By written notice to the Borrowers, suspend or terminate the Commitment, whereupon the same shall forthwith be suspended or terminated;

          (b) Declare the Notes, all interest thereon, and all other obligations under, or pursuant to, any Loan Document to be immediately due and payable, and upon such declaration such Notes, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived;

          (c) Exercise any right or remedy under the Security Agreement, or any other right or remedy of a secured party under the Uniform Commercial Code as in effect in Minnesota;

          (d) Exercise any other right or remedy available to the Bank at law or in equity.

                                    ARTICLE VII.

                                    MISCELLANEOUS

     Section 7.1. NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of the Bank in exercising any right or remedy under, or pursuant to, any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power. The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

     Section 7.2. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by the Bank, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

     Section 7.3. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed or telecopied or delivered, if to the Borrowers, at their address stated in the preamble hereof, Attention: Jeffrey J. Michael; and if to the Bank, at its address stated in the preamble hereof, Attention:
Dean E. Davidson; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. Copies of all notices to the Borrowers shall also be provided to Borrowers' counsel, Burton G. Ross, Esq., at Ross Rosenblatt, Ltd., 4100 Piper Jaffray Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402, or at such other address as may be designated by such counsel in a written notice delivered to the Bank under this Section. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively, addressed as provided above, except that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank. A single notice to the Borrowers effected as stated above shall be effective against all of the Borrowers.

     Section 7.4. COSTS AND EXPENSES. The Borrowers, jointly and severally, agree to pay on demand all costs and expenses of the Bank in connection with the preparation of the Loan Documents, including reasonable attorneys fees and legal expenses, as well as all costs and expenses of the Bank, including reasonable attorneys fees and expenses, in connection with the administration and enforcement of the Loan Documents (whether suit is commenced or not).

     Section 7.5. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of any of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under any Loan Document, irrespective of whether or not the Bank shall have made any demand under any Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

     Section 7.6. GOVERNING LAW. All Loan Documents shall be governed by the laws of the State of Minnesota. Any term used in this Agreement and not otherwise defined shall have the definition given that term in the Uniform Commercial Code as in effect in the State of Minnesota from time to time. If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable. The Borrowers hereby irrevocably submit to the jurisdiction of the Minnesota District Court, Fourth District, and the Federal District Court, District of Minnesota, Fourth Division, over any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of such action or proceeding may be heard and determined in any such court.

    Section 7.7. CONFIDENTIALITY OF INFORMATION. The Bank shall use reasonable efforts to assure that information about Acquisition Corporation and each Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade or other creditors, that is furnished to the Bank is used only for the purposes of this Agreement and is not divulged to any Person other than the Bank and its employees and agents, other than in connection with the Bank's enforcement of its rights under the Loan Documents, in connection with participations and as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law or judicial process. The Bank may, without violating this Section, divulge such information in response to credit reference inquiries from Persons purporting to be creditors or potential creditors of Acquisition Corporation or any Borrower.

     Section 7.8. BINDING EFFECT; ASSIGNMENT. All Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Bank and their respective successors and assigns. No Loan Party shall have the right to assign its rights or interest under any such agreement without the prior written consent of the Bank. The Bank may sell one or more participations in the Notes to other financial institutions on terms selected by the Bank and may share all information provided to the Bank by the Borrowers under this Agreement to participants or prospective participants, so long as each such other financial institutions agree to comply with Section 7.7 hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                    3J2R Limited Partnership


                                    By /s/ Jeffrey J. Michael
                                       ----------------------
                                       Jeffrey J. Michael
                                       Its General Partner

                                    4J2R1C Limited Partnership


                                    By /s/ Jeffrey J. Michael
                                       ----------------------
                                       Jeffrey J. Michael
                                       Its General Partner


                                    By /s/ Jeffrey J. Michael
                                       ----------------------
                                       Jeffrey J. Michael, as Trustee of
                                       the Michael Acquisition Corporation
                                       Trust, Established Under Agreement
                                       Dated July 29, 1999


                                    National City Bank of Minneapolis


                                    By /s/
                                       -----------------------
                                    Its